                                                                   EXHIBIT 10.23


                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, dated this 24th day of April, 1997 is by and between Cityscape Corp., a Delaware corporation (hereinafter "Employer") and Gregg L. Armbrister (hereinafter "Employee").

                                   WITNESSETH:

         WHEREAS, the Company desires to hire and retain the Employee as an employee to perform certain services for the Company.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and on the attached Schedule, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Company and the Employee hereby agree as follows:

         1.       EMPLOYMENT OF EXECUTIVE.

         (a) The Company hereby employs the Employee in the capacity and for the position set forth in Item 1 of the Schedule attached hereto. Employee hereby accepts such employment with the Company upon the terms and conditions hereinafter set forth.

         (b) The duties of the Employee shall include the duties and services described in Item 2 of the Schedule, which duties and services shall at all times be subject to the direction, approval and control of the Company and shall include such other duties, as may be assigned by the Board of Directors of the Company commensurate with the responsibilities normally associated with Employee's position.

         2.       SERVICES TO BE RENDERED.

         The Employee will devote Employee's full time and efforts to the business and affairs of the Company and shall not during the term of this Agreement be engaged in any other businesses; provided that the Employee may engage in passive investments in businesses in which the Employee does not participate. Notwithstanding the foregoing, the Employee may retain his ownership interest in the firm K. M'Kenzie And Associates, Inc., a Georgia corporation, but shall not take part in the active management of the same while in the employ of Employer. The
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Employee will always use Employee's best efforts to promote the interests of the
Company.

         3.       TERM.

         The term of this Agreement (the "Term") shall commence on May 1, 1997, and shall continue until April 30, 2001, unless (i) extended by the mutual agreement of the Company and the Employee or (ii) terminated as hereinafter provided. Until May 1, 1997, Employee shall serve as a consultant to Employer under the usual terms and conditions between the parties and Employee shall devote approximately sixty per cent (60%) to Employer's business pursuits during this time.

         4.       COMPENSATION.

         (a) The Employee shall receive a salary as set forth on Schedule 3. Effective May 1, 1997, the salary due and payable under Schedule Item 3 shall be increased each January by the percentage increase, if any, in the Consumer Price Index defined in subsection (c) below between November 1996 and November 1997 for the first increase and between November 1997 and November 1998 for the second increase, and November 1998 and November 1999 for the third increase. The increases shall be cumulative, that is the base salary upon which a CPI increase is that which is in effect at the end of each year. In no event shall the salary be reduced because of a percentage decline in the Consumer Price Index.

         (b) Each January, commencing with January 1998, the Board of Directors of the Company shall review Employee's performance and the Board of Directors may, in its sole discretion, elect to increase the salary then paid to Employee; however, there shall be absolutely no obligation to do so.

         (c) Consumer Price Index shall mean the Index published by the United States Department of Labor for all Urban Consumers U.S. City Average N.Y., N.J., CT. 1982-1984 = 100 or such successor Index as may be published which most closely corresponds to this Index.

         5.       BENEFITS.

         The employee shall be entitled to participate in the regular pension, profit sharing, health, disability, and other benefit
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programs of the Company in effect from time to time on the same basis that other senior officers of the Company participate therein. To the extent possible, without incurring additional expense and without adversely affecting the right of any other employee, the Company shall endeavor to eliminate or waive any waiting period with respect to profit sharing and/or pension benefits as well as health insurance benefits. The Employee shall be entitled, for the term hereof, to annual vacations to be taken in accordance with the policies of the Company in effect from time to time for senior officers but in no case less than two (2) weeks paid vacation for each year while employed beginning on and including the first year of employment.

         6.       EXPENSES.

         The Company shall reimburse the Employee against appropriate vouchers or other receipts for business expenses reasonably incurred by Employee in the performance of Employee's duties pursuant to the terms hereof. In addition, upon the submission of appropriate vouchers or other receipts, the Company shall reimburse Employee for gas, tolls, and car phone charges. Employee shall submit vouchers or other receipts once per calendar month and shall be reimbursed by Company within thirty (30) days of submission. Expenses shall further include reimbursement for reasonable monthly car rental or car purchase payments not exceeding Four Hundred Fifty Dollars ($450).

         7.       DEATH AND DISABILITY.

         In the event of the death of the Employee during the Term, the Employee's employment hereunder shall automatically terminate. In the vent of the total disability of the Employee, the Employee's employment hereunder may terminate at the option of the board of Directors of the Company. For purposes of this Agreement, "total disability" shall mean the Employee's inability to perform Employee's regular and customary duties on behalf of the Company for a period of no less than 120 consecutive days, or any 180 days during an twelve
(12) month period, with such "total disability" being established by a written certification submitted by the medical doctor agreed to by the Employee and the Company. In the absence of agreement, the Company and the Employee shall each nominate a qualified doctor and these two (2) doctors shall select a third qualified medical doctor, which third doctor shall make the determination as to total disability. During the aforementioned 120 and 180 day periods, Employee shall receive his regular salary less any Company provided disability insurance proceeds Employee may receive. After the termination of these time periods, no salary will be payable.

         8.       CAUSE.

         By notice to the Employee, the President or the Board of Directors of the Company may terminate this Agreement for Cause. As used herein, "Cause" shall be defined as: (a) the refusal or failure by the Employee to carry out specific directions of the Board of Directors which are of a material nature and consistent with Employee's position described in the Schedule, or the refusal or failure by the Employee to perform a material part of the Employee's duties hereunder; (b) the commission by the Employee of a breach of any of the provisions of this Agreement; (c) the commission by the Employee of a fraudulent or dishonest act in Employee's relations with the Company or any of its affiliates, or with any customer or business contact of the Company or any of its affiliates ("dishonest" for these purposes shall mean that Employee knowingly or recklessly made a material misstatement or omission for Employee's personal benefits); (d) the conviction of the Employee for any crime involving an act of moral turpitude; (e) any act of insubordination or the willful failure to carry out a written directive of the board of Directors which does not violate the terms of this Agreement; (f) any breach under Sections 9 and 10 of this Agreement; of (g) the Employee's gross incompetence. Notwithstanding the foregoing, no "Cause" for termination shall be deemed to exist with respect to the Employee's acts described in clauses (a) or (b) above, unless the Company shall have given written notice to the Employee specifying the "Cause" with reasonable particularity and, within ten (10) business days after such notice, Employee shall not have cured or eliminated the problem or thing giving rise to such "Cause"; provided, however, that (i) any periodic breach or continual breaching after notice and cure of any provision of clauses (a) or (b) above, or
(ii) a repeated breach after notice and cure, of any provisions of clause (a) or
(b) above, involving the same or substantially similar actions or conduct, shall be grounds for termination for cause without any additional notice from the Company. The parties hereto agree that three (3) separate instances of a breach by the Employee of the provisions of this Agreement during the Term shall be considered periodic, continual or repeated and shall constitute "Cause" within the meaning of this Section 8.
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         9.       NON-COMPETITION.

         (a) During the Term and for six (6) months after the expiration of the Terms, except if the Employee terminates Employee's employment hereunder as a result of a Continued Company Breach (as such term is defined in [(c)] below) the Employee agrees that Employee will not, directly or indirectly, enter into or participate (whether as owner, partner, shareholder, officers, director, salesman, consultant, employee, principal, or in any other relationship or capacity) in any business operating or providing services in any State in which the company or its affiliates are operating or providing services as of the date of termination which is, or owns, manages or performs the following business activities and services: residential and commercial and real estate lending; servicing loan portfolios and/or mortgage or real estate brokerage services (a "Competing Entity); provided, that the Employee may own up to one percent (1%) of the outstanding equity securities of any Competing Entity that is subject to the public reporting requirements of the Securities Exchange Act of 1934.

         (b) During the Term and for three (3) years after the termination of Employee's employment hereunder for any reason, the Employee shall not, without prior written consent of the Company, directly or indirectly (i) solicit, request, cause or induce any person who is at the time, or twelve (12) months prior thereto had been, an employee of or a consultant to the Company to leave the employ of or terminate Employee's relationship with the Company or (ii) employ, hire, engage or be associated with, or endeavor to entice away from the Company any such person, or any customer of the Company or its affiliates or
(iii) attempt to limit or interfere with any business agreement or relationship existing between the Company and/or its affiliates with a third party.

         (c) As used herein, Continued Company Breach shall mean three (3) separate instances of a material breach during the Term by the Company of the obligations it owes the Employee pursuant to Section 1, Section 4(a) and (c) and
Section 5 hereof after the Company has received written notice from the Employee regarding each such breach and the Company fails to cure each such breach within ten (1) days of the receipt of such notice.

         10.      NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

         (a) The Employee acknowledges that as a result of
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Employee's employment by the Company, the Employee, both during and after the
Terms, will obtain secret and confidential information concerning the business of the Company and its affiliates, including, without limitation, financial information, trade secrets, information concerning the operations, sales, personnel, suppliers, customers, costs, profits and pricing policies, "know how" and certain business methodologies (the "Confidential Information").

         (b) During the Term and thereafter, the Employee shall exercise all due and diligent precautions to protect the integrity of the customer lists, mailing lists and sources thereof, statistical data and compilations, agreements, contracts, manuals, memoranda, notes, records, reports or other documents and any and all other materials embodying any Confidential Information (the "Confidential Materials") and, upon the Company's request in writing, Employee shall immediately return to the Company all such Confidential Materials (and copies thereof) then in Employee's possession or control.

         (c) The Employee agrees that Employee will not at any time, either during the Term of this Agreement or thereafter, divulge to any person or entity any Confidential Information or deliver or permit any person or entity to obtain any Confidential Materials except (i) when required in the course of performing Employee's duties hereunder, (ii) with the Company's express written consent; or
(iii) where required to be disclosed by court order, subpoena or other government process, or (iv) the Employee shall have no responsibility for the divulgence of any information which is in the public domain. If the Employee shall be required to make disclosure pursuant to the provisions of cause (iii) of the preceding sentence, the Employee promptly, but in no event more than 48 hours after learning of such subpoena, court order, or other governmental process, shall notify, by personal delivery or by electronic means, confirmed by mail, the Company and, at the Company's expenses, Employee shall: (x) take all reasonably necessary steps required by the Company to defend against the enforcement of such subpoena, court order or other government process, and (y) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

         (d) Upon termination of Employee's employment with the Company, the Employee will promptly deliver to the Company all Confidential Materials relating to the Company and its affiliates,
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which Employee may then possess or have under Employee's control; provided, however, that Employee shall be entitled to retain copies of such documents reasonably necessary to document Employee's financial relationship (both past and future) with the Company.

         (e) The Employee acknowledges that (i) any breach of the provisions of these Sections 9 and 10 may cause substantial and irreparable harm to the Company for which the Company would have no adequate remedy at law, and (ii) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company and its affiliates.

         11.      REMEDIES FOR EMPLOYER.

         (a) If Employee commits a breach, or threatens to commit a breach, of any of the provisions of Sections 9 and 10, the Company shall have the right and remedy:

                  (i) to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction; and

                  (ii) to require Employee to account for and to pay over to the Company all damages suffered by the Company (including consequential and incidental damages) as a result of any transactions constituting a breach of any of the provisions of Sections 9 and 10, and Employee hereby agrees to account for and pay over such damages to the Company;

         (b) The Employee acknowledges and agrees that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach may cause substantial and irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Employee further agrees that the Company in any such equitable proceeding shall not have to prove irreparable harm. (However, in a suit for damages, Company shall be required to prove the amount of damages actually sustained.)

         (c) Each of the rights and remedies enumerated in Section 11(a) shall be independent of the other, and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of any other rights and remedies available to the

Company under law or equity.

         (d) If any provision of Sections 9 or 10 is held to be unenforceable because of the scope, duration or area of its applicability, the court making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

         12.      INDEMNIFICATION.

         (a) The Company hereby agrees to indemnify and hold harmless the Employee, both during and after the expiration of the Term, from and against any and all loss or liability including reasonable legal fees and legal disbursements which the Employee may have to third parties as a result of the proper performance of Employee's duties hereunder during the Term, to the extent permitted by the laws of the State of New York. The Employee hereby agrees to indemnify and hold harmless the Company from any and all loss or liability which the Company suffers as a result of employee's breach of Employee's obligations hereunder to the extent permitted by the laws of the State of New York. When the Company assumes its obligation to indemnify and hold harmless the Employee in connection with a claim or litigation, its obligation with respect to such claim or litigation shall be limited to holding the Employee harmless from and against any judgment or settlement approved by the Company in connection with the claim or litigation. The Company reserves the right to select counsel of its choosing to defend the Employee.

         (b) Whenever a claim shall arise for which any party may be or become entitled to indemnification hereunder, the indemnified party shall notify the indemnifying part promptly, and in the case of a third party claim, in writing within ten (10) days after the indemnified party's first receipt of written notice of such third party claim, and in any event within such shorter period as maybe legally required for the indemnifying party or parties to take appropriate action to resist such claim. The failure to give a timely notice, as provided in the preceding sentence, shall not operate as a waiver of any indemnified party's right to indemnification, provided that the failure to give such notice did not materially prejudice the legal rights of the indemnifying party. Such notice shall specify all facts known to the indemnified part giving rise to such indemnity rights and shall estimate (to the extent determinable) the amount of liability arising therefrom.

         13.  EARLY TERMINATION.

         In the event of termination of the Employee's employment status by the Employer before the expiration of the term of this Agreement, except in accordance with paragraphs 7 and 8 of the Agreement, then and in that event Employee shall be entitled to receive all compensation hereunder accrued and unpaid as of the date of termination and all compensation due over the remainder of this Employment Agreement, but not to exceed one hundred and fifty percent (150%) of Employee's total earnings including bonus for the previous twelve (12) months. In the event this Agreement is terminated during the first twelve (12) months of employment, employee receive one hundred and fifty percent (150%) of twelve (12) months contractual earnings including bonus. The payments provided for in this Section shall be paid either lump sum or in periodic payments, at the sole option of Employee. In addition, Employee shall receive immediate vesting of all insurance, retirement, profit sharing and stock option benefits except to the extent such vesting may be in direct conflict with other ERISA plans. If Employee elects to take compensation payments in periodic installments, then the Employer will continue to pay its share of the medical, dental, life and disability insurance premiums and maintain such coverage in effect for the duration of the periodic payments not to exceed the term of this Employment Agreement.

         14.  MOVING AND RELOCATION EXPENSES.

         Upon the signing of the Agreement, the Company will cause the Employee's residence in Georgia to be appraised by a competent appraisal firm and will in the event that Employee is unable to sell the residence after ninety
(90) days of the date of this Agreement purchase the said residence for the appraised value as previously determined.

         The Employee's expenses reasonably incurred including, among others, airline transportation, rental vehicles, meals and lodging for the Employee and his family to travel to and search for new housing, in moving the Employee and his family from Georgia to New York will be reimbursed by the Company in full in accordance with the Company's policy in connection with Executive transfers but not to exceed $25,000.
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         The Employee shall also receive reimbursement by the Company in full for reasonable expenses of transportation and temporary storage of household goods and personal effects.

         The Employee's expenses reasonably incurred including, among others, airline transportation, rental vehicles, meals and lodging for the Employee in the State of New York while his family remains in the State of Georgia and while his residence in the State of Georgia remains unsold. Reimbursement for such expenses shall not exceed six (6) months but shall not be subject to the $25,000 cap as afore-described.

         15.  NOTICE.

         Any notice required hereunder shall be delivered by hand, or sent by registered or certified mail, addressed to the other party hereto at its address set forth above or at such other address as notice thereof shall have been given in accordance with the provisions of this Section 13. Any such notice shall become effective (a) if mailed, on the date indicated on the receipt or if not accepted, the date indicated that delivery was attempted, and (b) in the case of delivery by hand, upon delivery or attempted delivery as shown on the records of the deliveries.

         16.  AGREEMENT; AMENDMENT.

         This Agreement supersedes any prior agreement or understandings, oral or written, between the parties hereto and represents their entire understanding and agreement with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement which is signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. Any wavier of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach by any party hereto.

         17.  SEVERABILITY.

         In the event of the invalidity or unenforceability of any one or more provisions of this Agreement, such illegality or unenforceability shall not affect the validity or enforceability of the other provisions hereof and such other provisions shall be deemed to remain in full force and effect.
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         18.  ASSIGNMENT; BINDING EFFECT.

         This Agreement is not assignable by Employee without the prior written consent of the Company. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns. In the event of termination of the Employee's employment status by the Employer before the expiration of the term of this Agreement, except in accordance with paragraphs 7 and 8 of the Agreement, then and in that event Employee shall be entitled to receive all compensation hereunder accrued and unpaid as of the date of termination and all compensation due over the remainder of this Employment Agreement in accordance with paragraph 14 of this agreement. It is agreed that in the event of a termination in accordance with paragraphs 7 and 8 of the Agreement, all salary and benefits shall cease as of the date of termination provided that all accrued salary, bonus and expenses shall be paid to Employee or Employee's estate or legal representative as the case may be.

         19.  SECTION HEADINGS.

         The Section Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         20.  GOVERNING LAW; VENUE.

         This Agreement shall be construed and governed in accordance with the laws of the State of New York.

         21.  ARBITRATION IN THE EVENT OF DISPUTE.

         Except in cases of irreparable harm where immediate injunctive relief is sought, all disputes which cannot be resolved informally by the parties shall be submitted for binding arbitration in accordance with the rules of the American Arbitration Association with each party bearing their own expenses, fees and costs of representation and the parties splitting equally the arbitration costs.
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         22.  EXECUTION IN COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instruments.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

                                                     CITYSCAPE CORP.


                                                     By:/s/Robert Grosser
                                                        ---------------------
                                                        Name:  Robert Grosser
                                                        Title: President


                                                        /s/Gregg L. Armbrister
                                                        ----------------------
                                                        Gregg L. Armbrister

                              EMPLOYMENT AGREEMENT
                                    SCHEDULE


                          MAY 1, 1997 - APRIL 30, 2001


1.       Position                   Senior Vice President

2.       Duties & Service           Operations - Or as mutually determined by
                                    the Board of Directors and the Employee.

3.       Salary                     $210,000.00 per annum

4.       Bonus                      Bonus incentive maybe granted by the Board
                                    of Directors each January, commencing with January 1998 for annual performance levels in accordance of the following schedule.

                      Annual Cash Bonus Incentive Schedule
                   Expressed as a Percentage of Current Salary

Performance Goals     Performance Levels*   Year 1   Year 2   Year 3   Year 4
-----------------     -------------------   ------   ------   ------   ------
1. Net Income                                 15%      20%      25%      30%
2. Point Of Sale- Securitization              20%      25%      30%      35%
3. Production Mix                              5%      10%      15%      20%
4. Production Volume                           5%      10%      15%      20%
5. **                                          0%       5%      10%      15%
6. **                                          0%       5%      10%      15%
7. **                                          0%       5%      10%      15%
                                               ----------------------------

                                              45%     80%     115%      150%


                      *Expectation performance levels will be based on domestic business and established sometime during the first quarter of each year. As company goals are adjusted, corresponding changes would be made to the plan performance levels.

                      ** Additional performance goals may be established the 2nd year of the contract as certain functional objectives become more defined.

5. Options            In accordance with the Cityscape Financial Corp. 1995
                      Employee Stock Option Plan to purchase up to 200,000 shares at the Fair Market Value at the date of grant. The incentive options granted may be exercised 50,000 shares in 1997, 50,000 shares in 1998, 50,000 shares in 1999, and
                      50,000 shares in 2000. These options are subject to approval by the Cityscape Financial Corp. Stock Option
                      Committee upon your a approval of the terms of the Agreement. These options may not be exercised more than five (5) years after grant and terminate immediately upon termination of the recipient's employment with the Company for just cause, or 12 months after death or permanent disability, or three months after termination of employment for any other reasons.

                      During each year of this Employment Agreement, in addition to the foregoing options and subject to approval of the Cityscape Financial Corp. Stock Option Committee, if the pre-tax profits of Cityscape Financial Corp. exceed those of the previous year by twenty percent (20%) or more, then the Cityscape Financial Corp. Stock Option Committee shall grant to Employee at the next meeting of the Committee after such profits have been determined by the Cityscape Financial Corp. independent auditors, options exercisable immediately at the then current market price for not less than 6,750 shares.